Telestone Technologies Corporation Reports
Record Third Quarter 2009 Revenues and Earnings

•	Press Release

•	Source: Telestone Technologies Corporation

•	On 4:30 pm EST, Thursday November 12, 2009

BEIJING, Nov. 12 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq: TSTC - News), a leading developer and provider of wireless communication local access network solutions based in China, today announced the Company's third quarter financial results for the quarter ending September 30, 2009.

--	Third quarter 2009 revenues increased 124.7% to $18.9 millionyear-over-year; gross margins were 52.7%
--	Third quarter 2009 net income increased 281.8 % to $4.2 millionyear-over-year with net margins of 22.3%; EPS was $0.41 vs. $0.11 year-over-year
--
For the nine months ended September 30, 2009, revenues increased 86.1%to $38.9 million year-over-year; net income increased 96.8% to $7.4 million year-over-year; EPS was $0.71 versus $0.36 year-over-year

--	WFDS(TM) product represents about 20% of third quarter revenues
--	Accounts receivable decreased 19.6% to $59.2 million for the thirdquarter ended September 30, 2009, compared to $70.8 million for the second quarter ended June 30, 2009
--	Telestone reaffirms guidance of $70.0 million in revenues for 2009based on strong order bookings for the balance of the year.

SUMMARY FINANCIALS

Third Quarter 2009 Results
	Q3 2009	Q3 2008	CHANGE
Net Sales	$18.9 million	$8.4 million	+ 124.7%
Gross Profit	$8.9 million	$3.9 million	+ 128.2%
Net Income	$4.2 million	$1.1 million	+ 281.8%
EPS (Fully Diluted)	$0.41	$0.11	+272.7%

Nine Month 2009 Results
	First 9 months	First 9 months
	of 2009	of 2008	CHANGE
Net Sales	$38.9 million	$20.9 million	+86.1%
Gross Profit	$18.6 million	$10.5 million	+77.1%
Net Income	$7.4 million	$3.7 million	+100.0%
EPS (Fully Diluted)	$0.71	$0.36	+97.2%

Third Quarter Financial Results

Revenues for the third quarter ended September 30, 2009 increased 124.7% to $18.9 million compared to same period of 2008. Telestone revenues are a combination of equipment and service sales. Equipment sales, which totaled $11.1 million, are attributed to the Company's shipments of its proprietary 2G and 3G local wireless access network equipment, manufactured for specific customer site installations. Service revenue, which totaled $7.8 million, is a combination of billable system integration and installation charges by Telestone's project design and implementation engineers. Total revenue growth for the quarter was directly attributed to the Company's sales of 2G and 3G network installations throughout China. In addition, a growing contributor to the Company's revenues is its Wireless Fiber Option Distribution System(TM) (WFDS(TM)) which accounted for about 20% of Telestone's revenues for the quarter. WFDS(TM) systems provide "multi-play" capabilities for media, voice, fax, closed circuit TV, data and all three protocols of Chinese cellular signals over a fiber optic cable routed directly into an installation site. WFDS(TM) is a certified-technology by the three Chinese telecommunications companies; China Mobile, China Unicom and China Telecom, and was recently approved by the FCC of the United States in September of this year. The certification by FCC can allow installation of WFDS(TM) based systems in the U.S.

"We are very pleased with our third quarter results, which represents a record and key turning point for our business. We are also proud that our customer base in China, including the three major telecommunication suppliers, have accepted our WFDS(TM) technology as a viable market standard for 3G products," opened Han Daqing, CEO and Chairman of Telestone. "We anticipate WFDS(TM) installations will continue to accelerate as carriers come to prefer its functionality advantage over the traditional 3G network equipment. We anticipate this trend will continue throughout the balance of the year and into 2010 as we gain further market shares," stated Han.

Costs of goods sold were $10.0 million in the third quarter of 2009 which yielded gross profits of $8.9 million. Costs of goods are comprised of components used in the manufacturing of Telestone's 2G and 3G product line and installation costs of project management and labor costs at commercial and residential customer locations. Specifically, cost of equipment sales totaled $7.1 million, yielding gross margins of 36.0% while cost of services totaled $2.9 million, yielding gross margins of 62.8%. Blended gross margins were 47.2% compared to 46.9% for the third quarter of 2008.

Total operating expenses for the quarter were $3.3 million, or 18.0% of revenues. Third quarter operating expenses as a percentage of revenues decreased 9.20 percentage points compared to the same quarter in 2008. The decrease in percentage for operating expenses is primarily due to the fact that expenses are rather fixed in nature. As a result, operating income increased 223.6% to $5.5 million in the quarter compared to $1.7 million recorded in the third quarter of 2008. Telestone maintains a 24% effective income tax rate for the quarter. However the taxes paid in the third quarter were not only for the net income in the quarter, but also including taxes due in previous quarters. As a High and New Technology Enterprise in China, the Company expects its income tax rate to be 15% for a three-year period.

Net income for the third quarter ended September 30, 2009 increased 281.8% to $4.2 million compared to $1.1 million in the third quarter of 2008. Net income margins for the quarter were 22.5% compared to 13.3% recorded in the third quarter of 2008. Earnings per share were $0.41 on 10.4 million fully diluted shares issued and outstanding, an increase of 272% compared to $0.11 reported in the third quarter of 2008.

Nine-Month Financial Results

For the nine months ended September 30, 2009, revenues increased 86.1% to $38.9 million compared to $20.9 million reported for the same period of 2008. The China-based telecommunications companies' goals to upgrade more than 200 cities in China to a 3G network platform by the close of 2009 was one of the principal drivers of this growth. As announced in January of 2009, Beijing has allocated $41 billion as part of a telecommunications stimulus package to upgrade China's more than 700 million cellular subscribers to a 3G network platform by 2013. Though Telestone has agent relationships in 28 countries worldwide and plans to continue increasing this component of revenue streams, over 98% of the nine months in 2009 revenues are China-based.

"Given our visibility into new orders, we are confident that continued strong demand in China will enable us to meet our $70 million in revenue guidance for the year," confirmed Han Daqing. "With more than 900 million cell phone subscribers forecasted by 2013 in China, the requirement to upgrade the networks to 3G creates a tremendous opportunity for the telecom providers and is our first priority. Securing the U.S.-FCC approval for our WFDS(TM) technologies will enable us to begin both marketing and commercialization roll-out efforts in the Americas. While we recognize China will be the principal growth driver for our business in the immediate future, we are also excited about capitalizing on growth opportunities in international markets to drive incremental sales and further diversify our customer base."

Gross profits for the nine month period ended was $18.6 million, representing a 77.1% increase over $10.5 million for the same period of 2008. Gross margins for the first nine months of 2009 were 47.8% compared to 50.4% for the same period of 2008.

Net income for the nine months period was $7.4 million, a 100% increase over the same period of 2008. Earnings per share for the period were $0.71 compared to $0.36 for the same period of 2008.

Balance Sheet and Cash Flow Discussion

As of September 30, 2009, Telestone Technologies had cash and cash equivalents totaling $5.3 million compared to $7.9 million on December 31, 2008. The Company maintained a current ratio of 2.0 based on $75.0 million in current assets and $38.1 million in current liabilities with a working capital position of $36.9 million. On September 30, 2009, Telestone had $59.2 million in receivables compared to $70.8 million on June 30, 2009, a reduction of accounts receivable by 19.6%, while revenues grew significantly. The Company was able to reduce its days of sales by185 days to 405. However account receivables older than a year become long-term receivables which were $18.8 million as of the end of September 2009. Even with that included, the total DSO is still lower than that of the second quarter of 2009. We expect our DSO number to be around 360 by the end of the year. Included in accounts receivable and DSO are 10% of Telestone customers' contract value to provide warranty service on installations for a twenty-four months period, a value which per GAAP must remain on the Company's accounts receivable until paid in full. For the nine months period of 2009, the Company recorded zero (0) bad debts.

Stockholders' equity was $59.9 million as of September 30, 2009, a 14% increase compared to $52.4 million as of December 31, 2008.

Conference Call

To attend the call, please use the dial information below. When prompted, ask for the "Telestone Technologies Call" and/or be prepared to provide the conference ID.

Date:	November 13, 2009
Time:	10:00am ET
Conference Line Dial-In (U.S.):	1-877-941-8602
International Dial-In:	1-480-629-9811
Conference ID:	4182022

Please dial in at least 10-minutes before the call to ensure timely participation. A playback will be available through November 20th, 2009. To listen, please call 1-800-406-7325 within the United States or +1-303-590-3030 when calling internationally. Utilize the pass code 4182022 for the replay.

About Telestone Technologies Corporation

Telestone provides Local Access Network Solutions, products and engineering integration to telecom carriers. In terms of 2G technologies, Telestone is a main supplier in wireless access coverage infrastructure building for the GSM and CDMA network base on its RFPA technologies primarily in the PRC. The products; repeaters, line-amplifiers, antennas and radio accessories are all based on RFPA technologies. After intensive research on the demands of carriers in 3G technologies, based on its strong R&D capabilities in both wireless and Fiber-Optics, Telestone has invented its WFDS unification local access network solution and products which are highly welcomed by all telecom carriers and property owners. Telestone also provides services that include project design, project manufacturing, installation, maintenance and after-sales services. Telestone currently has approximately 1,200 employees.

For further information, please contact:

Company:
Ren Hu, Board Secretary
Tel:   +86-137-1872-8163
Email: arenhu@gmail.com

Investor Relations:
HC International Inc.
John Mattio
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net

Appendix: Financial Statements of Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands except share data and per share amounts)

	(Unaudited)
	As of	As of
	September 30,	December 31,
	2009	2008
ASSETS	US$'000	US$'000

Current assets:
Cash and cash equivalents	5,288	7,866
Accounts receivable, net of allowance	59,208	62,136
Due from related parties	1,662	1,826
Inventories, at lower of cost or market	6,930	7,843
Prepayment	1,770	2,347
Other current assets	98	1,352

Total current assets	74,956	83,370

Long-term receivables	18,774	--
Goodwill	3,119	3,119
Property, equipments and software, net	1,162	1,050

	23,055	4,169

Total assets	98,011	87,539

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	3,656	2,918
Accounts payable ¨C trade	15,338	11,776
Customer deposits for sales of equipment	1,232	739
Due to related parties	1,708	1,673
Taxes payable	6,700	6,805
Accrued expenses and other accrued liabilities	9,480	11,197

Total current liabilities	38,114	35,108

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued		--
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of September 30, 2009 and December 31, 2008		--
Issued and outstanding - 10,404,550 shares as of September 30, 2009 and
December 31, 2008	11	11
Additional paid-in capital	18,989	18,989
Dedicated reserves	4,513	3,787
Other comprehensive income	5,677	5,573
Retained earnings	30,707	24,071

Total stockholders' equity	59,897	52,431

Total liabilities and stockholders' equity	98,011	87,539

Condensed Consolidated Statements of Operations and Other Comprehensive Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	US$'000	US$'000	US$'000	US$'000
Operating revenues:
Net sales of equipment	11,099	5,797	21,504	12,112
Service income	7,792	2,610	17,413	8,832

Total operating revenues	18,891	8,407	38,917	20,944

Cost of operating revenues:
Cost of net sales	(7,099)	(3,586)	(13,738)	(7,116)
Cost of service	(2,878)	(879)	(6,558)	(3,281)

Total cost of operating revenues	(9,977)	(4,465)	(20,296)	(10,397)

Gross income	8,914	3,942	18,621	10,547

Operating expenses:
Sales and marketing	2,007	1,430	6,035	4,028
General and administrative	1,182	571	2,503	1,824
Research and development	138	208	467	461
Depreciation and amortization	79	76	253	237

Total operating expenses	3,406	2,285	9,258	6,550

Operating income	5,508	1,657	9,363	3,997
Interest expense	(40)	(112)	(170)	(255)
Other income, net	83	(28)	372	915

Income before income taxes	5,551	1,517	9,565	4,657
Income taxes	(1,308)	(395)	(2,203)	(917)

Net income	4,243	1,122	7,362	3,740

Other comprehensive income
Foreign currency translation adjustment	(27)	26	104	1,515
Comprehensive income	4,216	1,148	7,466	5,255

Earnings per share:
Weighted average number of common stock outstanding
Basic	10,404	10,404	10,404	10,404
Dilutive effect of warrants	--	20	--	59

Diluted	10,404	10,424	10,404	10,463

Net income per share of common stock
Basic and diluted (US$)	0.41	0.11	0.71	0.36

Condensed Consolidated Statements of Changes in Stockholders' Equity

(Dollars in thousands except share data and per share amounts)

	Common stock
			Additional
	Number of		paid-in
	shares	Amount	capital
		US$'000	US$'000

Balance at January 1, 2009	10,404,550	11	18,989

Net income
Foreign currency translation adjustment
Transfer to dedicated reserves

Balance at September 30, 2009	10,404,550	11	18,989

		Other
		compre-
	Dedicated	hensive	Retained
	reserves	income	earnings	Total
	US$'000	US$'000	US$'000	US$'000

Balance at January 1, 2009	3,787	5,573	24,071	52,431

Net income			7,362	7,362
Foreign currency translation adjustment		104		104
Transfer to dedicated reserves	726		(726)	--

Balance at September 30, 2009	4,513	5,677	30,707	59,897

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands except share data and per share amounts)

	Nine months ended September 30,
	2009	2008
	US$'000	US$'000
Cash flows from operating activities
Net income	7,362	3,740
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on disposal of property, plant and equipment (15)
Depreciation and amortization	253	237
Allowance for doubtful accounts	1,163	337

Changes in assets and liabilities:
Accounts receivable	(17,009)	(8,349)
Due from related parties	164	55
Inventories	913	881
Prepayment	577	(330)
Other current assets	1253	(751)
Accounts payable	3,562	1,693
Customer deposits for sales of equipment	493	(64)
Due to related parties	35	(595)
Taxes payable	(105)	(66)
Accrued expenses and other accrued liabilities	(1,718)	3,335

Net cash used in operating activities	(3,057)	108

Cash flows from investing activities
Purchase of property, plant and equipment	(366)	(32)
Proceeds from disposal of property, plant and equipment	--	49

Net cash used in investing activities	(366)	17

Cash flows from financing activities
Repayment of short-term bank loans	(2,918)	(2,142)
Repayment of long-term loan from related parties	--	(27)
Proceeds from new short-term bank loans raised	3,656	2,856

Net cash used in financing activities	738	687

Net increase (decrease) in cash and cash equivalents	(2,685)	812

Cash and cash equivalents, beginning of the period	7,866	5,473
Effect on exchange rate changes	107	42

Cash and cash equivalents, end of the period	5,288	6,327

Supplemental disclosure of cash flows information
Interest received	7	23
Interest paid	(76)	187
Tax paid	(2,587)	54